AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT DATED AS OF OCTOBER 5, 2004 (this “Amendment”) TO THE INVESTMENT ADVISORY AGREEMENT dated as of August 1, 2003 (the “Agreement”), by and between Cullen Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its Cullen High Dividend Equity Fund series (the “Fund”), and Cullen Capital Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust, on behalf of the Fund, has retained the Adviser to render the services described for the Fund in the Agreement;

WHEREAS, on August 19, 2004, the Fund adopted a Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to which (i) its current single class of shares of beneficial interest, which are subject to a distribution fee payable pursuant to a plan of distribution adopted under Rule 12b-1 under the 1940 Act of 0.25% per annum of average net assets, are redesignated as the “Retail Class” shares and (ii) two new classes of shares, designated as, respectively, Class C shares, which are proposed to be subject to distribution and service fees of 1.00% per annum, and Class I shares, which are proposed not to be subject to any distribution fee, are created;

WHEREAS, in connection with the adoption of the Multiple Class Plan, the Adviser proposes to agree to (i) a reduction of the 1.50% per annum expense cap currently applicable to the shares of beneficial interest in the Fund, as set forth in Section 4(b) of the Agreement, to 1.00% per annum for the Retail Class, and (ii) a 1.75% per annum expense cap applicable to the Class C shares and a 0.75% per annum expense cap applicable to the Class I shares, thereby ensuring compliance with Rule 18f-3(a) under the 1940 Act by causing the expense cap applicable to each of the Retail Class, the Class C shares and the Class I shares to be equal to 0.75% per annum of average net assets disregarding Rule 12b-1 plan distribution fees and service fees of such respective classes;

WHEREAS, the Adviser has requested the Board to consider amending Section 4(b) of the Agreement as provided herein, subject to the approval of the outstanding voting securities of Class C, to permit the imposition of an expense cap applicable to the Class C shares (none of which has yet been issued by the Fund) of 1.75% per annum of average net assets;

WHEREAS, Rule 18f-3(b)(2) under the 1940 Act states that, with respect to investment companies with multiple classes of shares, each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to the arrangements of that class, and the parties hereto have determined that the proposed amendment to the Agreement referred to in the preceding paragraph relates solely to the Class C shares of the Fund;

WHEREAS, unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1.  The first sentence of Section 4(b) of the Agreement is hereby amended to insert the phrase “or, in the case of Class C shares of the Fund, 1.75% of the average net asset value of the Class C shares for such year” immediately after the phrase “1.50% of the average net asset value of the Fund for such year,”.

    2.  The last sentence of Section 4(b) of the Agreement is hereby amended to insert the phrase “or, in the case of Class C shares of the Fund, 1.75%,” immediately after the phrase “does not exceed 1.50%”.

    3.  The Agreement shall remain binding and in full force and effect in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CULLEN FUNDS TRUST

By:	/s/ John C. Gould
John C. Gould
Executive Vice President

CULLEN CAPITAL MANAGEMENT LLC

/s/ James P. Cullen
James P. Cullen
By:	President

CH1 3058698v1 October 4, 2004